August 11, 2021

Array Technologies, Inc. Announces $500 Million Capital Commitment from Blackstone
Reinforces leadership position and positions company to be industry consolidator

ALBUQUERQUE, NM — (GLOBE NEWSWIRE) — Array Technologies, Inc. (Nasdaq: ARRY), one of the world’s largest manufacturers of utility-scale solar technology, today announced that it had entered into an agreement to sell up to $500 million of perpetual preferred stock to private equity funds managed by Blackstone Energy Partners (“Blackstone”). Under the terms of the agreement, Array will sell $350 million of perpetual preferred stock to Blackstone at the initial closing and, at the Company’s option, up to an additional $150 million of perpetual preferred stock at any time prior to June 30, 2023. The perpetual preferred stock will be entitled to cash dividends at a rate of 5.75% annually and, subject to the receipt of certain regulatory approvals, Blackstone will receive 7.875 million shares of Array common stock representing approximately 5.8% of shares outstanding. Array intends to use the proceeds from the initial closing to repay existing indebtedness and fund growth initiatives. In connection with the investment, Blackstone will appoint one member to the Company’s board of directors.
“This investment and its terms underscore the preeminent position that Array occupies in the solar industry and is a tremendous validation of the Company’s long-term growth potential. Marrying our technology and customer relationships with the financial strength and global reach of Blackstone makes us even stronger and positions Array to be a consolidator during this period of extraordinary supply chain disruption. I look forward to working together with our new partners at Blackstone to further grow the Company and accelerate value creation for our shareholders” said Brad Forth, Chairman of Array Technologies.
“Investing in Array is an opportunity for us to partner with an established solar industry leader and highlights Blackstone’s commitment to investing in companies that are enabling the transition to clean energy. We believe Array will be one of the long-term winners in the solar equipment market and that this investment will allow the company to accelerate its internal and external growth plans. We are very excited about what we will be able to achieve working together in the coming years” said Bilal Khan, Senior Managing Director of Blackstone.
Additional information regarding the investment and the perpetual preferred stock will be included in a Current Report on Form 8-K to be filed by Array with the Securities and Exchange Commission. Guggenheim Securities, LLC, acted as exclusive placement agent and financial advisor to Array. Kirkland & Ellis LLP acted as the Company's legal advisor and Simpson Thacher & Bartlett LLP acted as Blackstone's legal advisor.

About Array Technologies, Inc.

Array Technologies (NASDAQ: ARRY) is a leading global technology company providing tracker solutions and services for utility-scale solar energy projects as one of the world's largest manufacturers of ground-mounted systems. With efficient installation and terrain flexibility coupled with high reliability, durability, and performance, Array delivers a lower levelized cost of energy. The Company's focus on innovation, combined with its customer-centric approach, has helped achieve some of the industry's best returns. Array Technologies is headquartered in the United States with offices in Europe, Central America, and Australia. Contact us at arraytechinc.com or view our LinkedIn page.

About Blackstone Energy Partners
Blackstone Energy Partners, Blackstone's energy-focused private equity business, is a leading energy investor with a successful long-term record, having invested over $19 billion of equity globally across a broad range of sectors within the energy industry. Our investment philosophy is based on backing exceptional management teams with flexible capital to provide solutions that help energy companies grow and improve performance, thereby delivering cleaner, more reliable and affordable energy to meet the needs of the global community. In the process, we build stronger, larger scale enterprises, create jobs and generate lasting value for our investors, employees and all stakeholders.
Forward Looking Statements
This press release contains forward looking statements regarding the timing of Array’s transaction with Blackstone and the Company’s plans for its growth strategy. These statements are not historical facts but rather are based on the Company’s current expectations and projections regarding its business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those in the forward looking statements as a result of a number of factors, including those set forth in the Company’s SEC filings, particularly its annual report on Form 10-K.
Media Contact:
James McCusker
203-585-4750
jmccusker@soleburytrout.com
Investor Relations Contact:
505-437-0010
investors@arraytechinc.com